Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

WESTWOOD HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	491,473	12.53	$6,158,156.69	0.0001476	$908.94
Total Offering Amounts					$6,158,156.69		$908.94
Total Fee Offsets							$—
Net Fee Due							$908.94
(1) This Form S-8 Registration Statement (this “Registration Statement”) registers 350,000 shares of Westwood Holdings Group, Inc.'s common stock, par value $0.01 per share (the "Common Stock"), reserved under the Ninth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the "Plan") and 141,473 shares of Common Stock that were previously issued as restricted stock awards under the Plan but which were forfeited and returned to the Plan in accordance with the terms of the Plan, for an aggregate registration of 491,473 shares of Common Stock.
(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or dividend on, the securities covered by this Registration Statement.
(3) Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $12.71 (high) and $12.34 (low) sale price of the Registrant’s Common Stock as reported on the New York Stock Exchange on February 16, 2024, which date is within five business days prior to filing this Registration Statement.